EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, May 29, 2014	(302) 857-3292

DOVER MOTORSPORTS, INC. ANNOUNCES AGREEMENT

TO SELL NASHVILLE SUPERSPEEDWAY TO NEXOVATION, INC.

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced that it has entered into a definitive agreement to sell its Nashville Superspeedway facility to NeXovation, Inc.

Under the terms of the agreement, Dover Motorsports and its wholly-owned subsidiary, Nashville Speedway U.S.A., Inc., will sell the Nashville Superspeedway facility along with some related equipment and assets for $27 million in cash and the assumption by NeXovation of obligations of Dover Motorsports under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds.

The Bonds are the obligation of the Sports Authority of the County of Wilson, Tennessee and were issued by the Sports Authority in 1999 in order to build certain infrastructure improvements benefiting the speedway. Debt service on the Bonds, which have a remaining principal balance of $18,800,000, is payable from property and sales taxes generated by the facility. Principal and interest on the Bonds are secured by a letter of credit provided by Dover Motorsports which will be replaced by a letter of credit provided by NeXovation.

Commenting on the sale, Dover Motorsports CEO, Denis McGlynn said, “This is a great deal for all concerned insofar as we can transfer an under-utilized, high quality asset to NeXovation, who will create and implement a new business model and re-activate Nashville Superspeedway for the benefit of everyone in the area. We wish them the best and we thank all those in middle Tennessee who made us feel welcome during our time there.”

Closing is expected to take place in the third quarter and is subject to customary closing conditions.

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Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.